Exhibit 10.5
BLACK BOX CORPORATION
PERFORMANCE SHARE AWARD AGREEMENT
2008 LONG-TERM INCENTIVE PLAN

Employee:

Number of Performance Shares (as defined below) subject to this Performance Share Award Agreement:

Pursuant to the Black Box Corporation 2008 Long-Term Incentive Plan (the “Plan”), the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Black Box Corporation (the “Company”) has granted to you the number of Performance Shares set forth above. A “Performance Share” is a “Performance Grant” as defined in the Plan that represents a contingent right to receive common stock, $.001 par value (“Common Stock”) of the Company, as described more fully herein, to the extent that such Performance Shares are earned and become payable pursuant to the terms of this Performance Share Award Agreement (this “Agreement”) as set forth in Exhibit I hereto. Performance Shares as initially awarded have no independent economic value, but rather are mere units of measurement used for the purpose of calculating the value of benefits, if any, to be paid under this Agreement. Additional terms and conditions of this Award (as defined in the Plan) are set forth below.
          1.      Date of Grant. This Award was granted to you on [month, day, year] (the “Grant Date”).
          2.      Vesting Provisions - Entitlement to Shares.
                   (a)      Exhibit I attached hereto sets forth the performance conditions (the “Performance Conditions”) and other criteria for determining whether and to what extent the Performance Shares will vest and result in your entitlement to shares of Common Stock under this Award. The number of shares of Common Stock issuable upon vesting of the Performance Shares under this Agreement is determined as set forth on Exhibit I, and such number of shares of Common Stock will be adjusted as set forth in the Plan. The date on which the Committee (as defined in the Plan) certifies in writing whether and to what extent the applicable Performance Conditions and any other material terms of this Award have been achieved, and the number of shares of Common Stock, if any, to be issued is the “Vesting Date.” For purposes of this provision, and for so long as the Internal Revenue Code of 1986, as amended (the “Code”), permits, the approved minutes of a meeting of the Committee in which the certification is made may be treated as written certification. No shares of Common Stock will be issued if the Performance Conditions have not been met.
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REV: 6/2009

                   (b)      Except as otherwise provided herein, the shares of Common Stock to which you become entitled upon vesting of Performance Shares will be issued to you on the Vesting Date (or as soon as reasonably practicable thereafter, but in no event later than the 15th day of the third month following the Vesting Date, and in no event later than December 31 of the year in which the Performance Period ends), subject to your satisfaction of all applicable income and employment tax withholding. Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, the delivery of any shares of Common Stock upon vesting of any Performance Shares shall be delayed until six (6) months after your Separation from Service (as defined in the Plan) to the extent required by Section 409A (“Section 409A”) of the Code.
                   (c)      You will not have any stockholder rights, including, but not limited to, voting rights or dividend rights, with respect to the shares of Common Stock subject to this Award until you become the record holder of the shares of Common Stock following their actual issuance to you.
          3.      Taxes and Withholding. You acknowledge that any amounts recognized for federal, state or local tax purposes, including payroll taxes, on account of the vesting of Performance Shares and/or issuance of the shares of Common Stock to you shall be subject to tax withholding by the Company or any parent, subsidiary or affiliate of the Company by whom you are employed (such entities hereinafter referred to as the “BB Group”). Your minimum statutory tax withholding obligations, if any, on account of the vesting of Performance Shares and/or issuance of shares of Common Stock will be satisfied by the Company withholding from the shares of Common Stock to be issued to you a sufficient number of whole shares of Common Stock distributable in connection with this Award equal to the applicable minimum statutory tax withholding obligation. Notwithstanding any provision herein to the contrary, in the event that this Award becomes subject to taxes under the Federal Insurance Contributions Act (“FICA”) or similar taxes before the shares of Common Stock under the Award would otherwise be issued, the Company shall issue to you a sufficient number of whole shares of Common Stock under this Award that does not exceed the applicable minimum statutory tax withholding obligation with respect to such FICA taxes and any federal, state or local income taxes that may apply as a result of such accelerated issuance of shares of Common Stock and the Company shall withhold such shares of Common Stock to satisfy such FICA and any related income tax liability; provided, however, that any such accelerated issuance of shares of Common Stock shall be made only to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(vi). In the event that you do not make tax payments when required, the Company may refuse to issue or cause to be delivered any shares of Common Stock under this Agreement until such payment has been made or arrangements for such payment satisfactory to the Company have been made. In connection with the foregoing, the number of whole shares of Common Stock that are to be withheld shall not exceed the amount of the minimum statutory tax withholding obligations and any shortfall in the amount required to be withheld shall be paid by check by you or shall be withheld from your pay. In determining the amount of taxes owed upon vesting and/or delivery of shares of Common Stock under this Award and the number of shares to be withheld, the Company shall
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utilize the “Fair Market Value” of the shares of Common Stock as defined in the Plan except that, if the shares of Common Stock are listed on any established stock exchange, system or market, the Fair Market Value as of any given date of determination shall be the closing market price of the shares of Common Stock as quoted in such exchange, system or market on the closest preceding date, to such date of determination, on which the shares of Common Stock were traded.
          4.      Restriction on Transfer and Forfeiture of Unvested Performance Shares.
                   (a)      None of the Performance Shares issued pursuant to this Agreement may be assigned or transferred, hypothecated or encumbered, in whole or in part, either directly or by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, the Committee may permit a transfer to a Permitted Transferee (as defined in the Plan).
                   (b)      Except as set forth in this Section 4, effective on the date you experience a Separation from Service other than as a result of your death, “disability” (as defined in the Plan) or retirement (at such age or upon such conditions as shall be specified by the Board), including, but not limited to, as a result of your voluntary termination or involuntary termination (with or without cause), any unvested Performance Shares shall be automatically null and void and shall be forfeited to the Company at the time of your Separation from Service and without any further obligation on the part of the Company.
                   (c)      In the event of a change-in-control (as defined in the Plan) prior to the conclusion of the Performance Period (as defined on Exhibit I), you will be entitled to receive, immediately prior to the consummation of the change-in-control, one (1) share of Common Stock for each Performance Share. In the event of a change-in-control after the conclusion of the Performance Period and prior to the issuance of any shares of Common Stock under this Agreement, you will be entitled to receive, immediately prior to the consummation of the change-in-control, the number of shares of Common Stock determined in accordance with Exhibit I.
                   (d)      If you experience a Separation from Service as a result of your death, disability or retirement, you shall be entitled to a prorated portion of the shares of Common Stock, if any, to which you otherwise would be entitled pursuant to the Performance Shares granted to you under this Agreement, determined after completion of the Performance Period and based on the achievement of the Performance Conditions, and then prorated based on the ratio of the number of complete months that you were employed during the Performance Period to the total number of months in the Performance Period. Any payments due to you in the event of your death will be paid to your estate as provided herein after completion of the Performance Period.
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           5.      Amendment, Modification, Termination and Adjustment. The Committee may amend, modify or terminate this Agreement in accordance with the terms and conditions of the Plan. Adjustments to this Agreement may be made in accordance with the terms and conditions of the Plan.
          6.      Continuation of Employment. Neither the Plan nor this Agreement shall confer upon you any right to continue in the employ of the BB Group, or limit in any respect the right of the BB Group to terminate your employment at any time.
          7.      Plan Documents. This Award is issued pursuant to and is subject to the provisions of the Plan. This Agreement is qualified in its entirety by reference to the Plan itself, which is incorporated herein by reference, and a copy of which may be obtained from the office of the Company’s General Counsel at any time. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail and control.
          8.      Section 409A. This Award is intended to be excepted from coverage under Section 409A which deals with nonqualified deferred compensation, and shall be administered, interpreted and construed accordingly. A payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). The Company may, in its sole discretion and without your consent, modify or amend the terms of this Agreement, impose conditions on the timing or effectiveness of the vesting of the Performance Shares or issuance of the shares of Common Stock upon vesting of the Performance Shares or take any other action the Company deems necessary or advisable to cause the Performance Shares to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding the foregoing, you recognize and acknowledge that Section 409A may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.
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Please acknowledge your acceptance and agreement to the terms of this Agreement by signing this Agreement in the space provided below and returning it promptly to the Company. By signing this Agreement, you agree to all of the terms and conditions of this Award as described above and in the Plan.

Black Box Corporation

By:

I accept and agree to the terms of this Agreement as set forth herein.

Employee	Date
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Exhibit I
to
Performance Share Award Agreement
          The number of shares of Common Stock, if any, to be issued for each Performance Share will be determined (rounded up to the nearest whole share) by multiplying the number of Performance Shares set forth on the first page of this Agreement by the Overall Payout Percentage (as defined below), which can be 0% or within the range from 25% to 150%, calculated as follows:
          1.      For each Performance Element identified below, the achievement of such Performance Element in the period from April 1, 2009 to March 31, 2011 (the “Performance Period”) relative to the Target for such Performance Element listed in the table below shall be expressed as a percentage (the “Performance Achievement Percentage”), with the achievement of any such Performance Element at the Threshold amount indicated below to be equal to achievement of the Target at 75%, the achievement of any such Performance Element at the Target amount indicated below to be equal to achievement of the Target at 100% and the achievement of any such Performance Element at the Maximum amount indicated below to be equal to achievement of the Target at 120%. Straight-line interpolation shall be utilized to determine the achievement of each such Performance Element for the Performance Period based on the Threshold, Target and Maximum amounts listed below.

Performance Element	Threshold	Target	Maximum
1. Adjusted EBITDA ($ millions) (as defined below)	$170	$226	$271
2. Relative TSR (as defined below)	25th Percentile	50th Percentile	75th Percentile

          2.      A “Payout Percentage” for each Performance Element shall be determined based on such Performance Element’s Performance Achievement Percentage as follows:

Performance Achievement Percentage	Payout Percentage
If the Performance Achievement Percentage is less than 75%, then the Payout Percentage is	0
If the Performance Achievement Percentage is 75%, then the Payout Percentage is	50%
If the Performance Achievement Percentage is 100%, then the Payout Percentage is	100%
If the Performance Achievement Percentage is 120% or above, then the Payout Percentage is	150%

          If the Performance Achievement Percentage is greater than 75% but less than 100%, or greater than 100% but less than 120%, the Performance Achievement Percentage will be determined utilizing straight-line interpolation. The Payout Percentage can be 0% or can be within the range from 25% to 150%.
          3.      The “Overall Payout Percentage” is the average of the Payout Percentages of both of the Performance Elements. For example, if the Payout Percentage for Adjusted EBITDA is 100% and the Payout Percentage for Relative TSR is 110%, the Overall Payout Percentage is 105% (100% + 110% = 210%/2 = 105%). As another example, if the Payout Percentage for Adjusted EBITDA is 0% and the Payout Percentage for Relative TSR is 50%, the Overall Payout Percentage is 25% (0% + 50% = 50%/2 = 25%).
          “Adjusted EBITDA” means income before provision for income taxes plus interest, depreciation, amortization and excluding “Reconciling Items.” Reconciling Items means employee severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, the impact of Current Legal Matters (as defined below), the impact of the change in fair value of the Company’s interest-rate swap, expenses related to funding the non-contributory defined benefit plan for the Communication Workers of America Local 1109 sponsored by NextiraOne, LLC, the impact of Current IRS Audits (as defined below) and the impact of any goodwill impairment. “Current Legal Matters” means the following items and, for avoidance of doubt, includes any impact arising from these matters or from any settlement or resolution thereof: (i) the matters relating to the Company’s historical stock option practices, including, but not limited to, the pending investigation by the Securities and Exchange Commission, the shareholders’ derivative litigation captioned In re Black Box Corporation Derivative Litigation, in the United States District Court for the Western District of Pennsylvania, Master File No. 2:06-CV-1531-JFC, Frederick C. Young v. Black Box Corporation, in the Court of Common Pleas of Allegheny County, Pennsylvania, No. GD-07-024508 and any other current or future legal matters involving any current or former officer or director of the Company arising from or related to the Company’s historical stock option practices and actions taken by the Company in connection therewith, (ii) the subpoena from the United States General Services Administration (“GSA”), Office of Inspector General, related to potential violations of the terms of a GSA Multiple Award Schedule contract and any legal matters arising from or related thereto, (iii) the Company’s pending litigation with Avaya, Inc., in the United States District Court for the District of New Jersey, No. 07-CV-06161, (iv) legal matters arising from or related to the fraud committed by certain former employees of the Company in Italy and (v) Dillard’s, Inc. and Dillard Investment Co., Inc. vs. Norstan Communications, Inc., in the United States District Court for the Eastern District of Arkansas, Western Division, Case No. 4-08-CV-0470 BSM. “Current IRS Audits” means, as of May 14, 2009, any pending or requested audits of the Company by the Internal Revenue Service.
          “Relative TSR” means the Total Shareholder Return (as defined below) of the Common Stock relative to the Total Shareholder Return of the common stock (or its equivalent) of the companies in the peer group set forth on Schedule A hereto (the “Peer Group”) for the Performance Period, expressed as a percentile relative to the Peer Group, utilizing the whole company ranking method (i.e., including the Company within the array of companies for which Total Shareholder Return is compared). The Peer Group shall be adjusted as provided in “Peer Group Adjustments” below.
          “Total Shareholder Return” for any measurement period shall be determined as follows: ((Ending Price minus Beginning Price) plus Dividends) divided by Beginning Price, where “Beginning Price” means the average of the closing prices of one (1) share of the common stock (or its equivalent) for the twenty (20) trading days ending on the last trading day prior to the first day of the measurement period, “Ending Price” means the average of the closing prices of one (1) share of the common stock (or its equivalent) for the twenty (20) trading days ending on the last trading day of the measurement period and “Dividends” means the value of the dividends paid on the common stock (or its equivalent) during the measurement period.
           “Peer Group Adjustments” shall mean the following adjustments to the Peer Group:
          (i)      If a company in the Peer Group (a “Peer Group Company”) becomes bankrupt, the bankrupt company will remain in the Peer Group positioned at one level below the lowest performing non-bankrupt company in the Peer Group. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.
          (ii)      If a Peer Group Company is acquired by another company or entity, including through a management buy-out or going-private transaction, the acquired Peer Group Company will be removed from the Peer Group for the entire Performance Period; provided that, if the acquired company became bankrupt prior to its acquisition, it shall be treated as provided in (i) above.

          (iii)      If a Peer Group Company sells, spins-off or disposes of a portion of its business, the selling Peer Group Company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period.
          (iv)      If a Peer Group Company acquires another company, the acquiring Peer Group Company will remain in the Peer Group for the Performance Period.
          (v)      If the price of a Peer Group Company’s common stock (or its equivalent) is not available on a consistent, reliable basis due to delisting on all major stock exchanges and over-the-counter markets, such delisted Peer Group Company will be removed from the Peer Group for the entire Performance Period; provided, however, that, if the Peer Group Company becomes bankrupt prior to the end of the Performance Period, it shall be treated as in (i) above.
          (vi)      If the Common Stock and/or any Peer Group Company’s stock is subject to an event as contemplated by Section 14 of the Plan, such company’s Total Shareholder Return performance will be adjusted, in accordance with the principles set forth in Section 14 of the Plan, for such event so as not to give an advantage or disadvantage to such company by comparison to the other companies.

Schedule A
to
Exhibit I
to
Performance Share Award Agreement
Peer Group
Acxiom Corporation
ADC Telecommunications, Inc.
ARRIS Group, Inc.
Brocade Communications Systems, Inc.
CIBER, Inc.
Ciena Corporation
Belden Inc.
Cincinnati Bell Inc.
CommScope, Inc.
Dycom Industries, Inc.
Gartner, Inc.
GTSI Corp.
ManTech International Corporation
MasTec, Inc.
MAXIMUS, Inc.
Novell, Inc.
Nu Horizons Electronics Corp.
Plantronics, Inc.
Polycom, Inc.
SAVVIS, Inc.